CONFIDENTIAL

Exhibit 10.26

November 1, 2002

Sri Chandran

Re:	Letter Agreement of August 28, 2002

Dear Sri:

On August 28, 2002, you and Computer Access Technology Corporation (the “Company”) entered into a letter agreement (the “Agreement”) in connection with the termination of your employment as Vice President, Engineering of the Company. You and the Company now desire to amend the Agreement in accordance with the terms and conditions of this letter (the “Amendment”).

Consequently, you and the Company agree as follows:

1.    General.    This Amendment is hereby made a part of the Agreement and is incorporated by reference into the Agreement. The terms and conditions of this Amendment supersede, replace and modify the specified terms in the Agreement. The unmodified provisions of the Agreement shall remain in full force and effect as stated in the Agreement. To the extent of any conflict between this Amendment and the Agreement, the terms and conditions of this Amendment shall control. Unless otherwise stated in this Amendment, capitalized terms shall have the meaning ascribed to them in the Agreement.

2.    Paragraph 1 of the Agreement.    The phrase “as Vice President, Engineering” shall be inserted into the first sentence of Paragraph 1 after the word “Company. The second sentence of Paragraph 1 shall be deleted in its entirety.

3.    Paragraph 2 of the Agreement.    The second sentence of Paragraph 2 shall be deleted in its entirety and replaced with the following language: “You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that, except as may otherwise be agreed upon between you and the Company in a subsequent agreement, the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.”

4.    Paragraphs 3 and 4 of the Agreement.    Paragraphs 3 and 4 of the Agreement are deleted in their entirety and all references to subsequent paragraphs in the Agreement will be renumbered accordingly.

5.    Paragraph 6 of the Agreement.    Paragraph 6 of the Agreement (which is now referred to as paragraph 4 of the Agreement pursuant to the renumbering set forth in paragraph 4 of this Amendment, above) shall be modified as follows: (i) the words “Cash Severance and other” shall be deleted from the first line of the newly renumbered paragraph 4, and (ii) the words “occurring on or before September 30, 2002” shall be inserted after the word “matter” and before the word “including” in line 4 of the newly renumbered paragraph 4.

CONFIDENTIAL

6.    Paragraph 8 of the Agreement.    Paragraph 8 of the Agreement (which is now referred to as paragraph 6 of the Agreement pursuant to the renumbering set forth in paragraph 4 of this Amendment, above) shall be modified as follows: the word “At” shall be deleted from the first sentence of the newly renumbered paragraph 6 and replaced with the following language: “Except as may otherwise be agreed between you and the Company in a subsequent agreement, at.”

7.    Paragraph 13 of the Agreement.    Paragraph 13 of the Agreement (which is now referred to as paragraph 11 of the Agreement pursuant to the renumbering set forth in paragraph 4 of this Amendment, above) shall be modified as follows: the reference to paragraphs “2, 4, 6, 7, 8, 9, 10 and 11” shall be deleted in its entirety and replaced with the numbers “2, 4, 5, 6, 7, 8, and 9.”

8.    Counterpart Signatures.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in duplicate by their duly authorized representatives as of the Effective Date.

Computer Access Technology Corporation		Sri Chandran

By:
Name:	Dan Wilnai
Title:	President and Chief Executive Officer

2